Exhibit 99

NEWS BULLETIN

RE:	TOROTEL, INC.

13402 SOUTH 71 HIGHWAY
GRANDVIEW, MO 64030
(816) 761-6314

Torotel, Inc.

TRADED: OTC:TTLO

COMPANY CONTACTS:
Dale H. Sizemore, Jr.	Jim Serrone
Chairman and CEO	CFO and General Manager
(816) 761-6314, ext. 3015	(816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE

FRIDAY, DECEMBER 12, 2003

TOROTEL REPORTS LOWER SALES, EARNINGS

FOR SECOND QUARTER, SIX MONTHS

KANSAS CITY, MO, December 12 – Torotel, Inc. (OTC:TTLO), a manufacturer of precision magnetic components, today reported that continued softness in the aerospace market, and particularly in the Electronika subsidiary’s market, led to lower sales and earnings for the three and six months ended October 31, 2003.  As a result of these market conditions, the company reduced its annual sales target for fiscal 2004 by $200,000 to  $4,300,000.

Lower Sales, Higher Manufacturing Costs Negatively Affect Second Quarter Results

Consolidated net sales for the second quarter were $1,119,000, down 13 percent compared with $1,288,000 at this time last year.  Torotel Products’ net sales were stable, at $1,048,000 compared with $1,046,000 for the prior-year’s three months.  Electronika, a custom designer of ballast transformers for the airline industry, had net sales of $71,000, off 71 percent from $242,000.

Gross profit decreased $116,000, to $413,000 due to Electronika’s lower sales volume, and the labor and overhead costs associated with the manufacturing facility in Olathe, Kansas.

Earnings from operations were $78,000, down from $148,000 for last year’s second quarter.  Torotel’s investment in Apex Innovations, Inc., which offers knowledge management products and services to government entities, resulted in a $42,000 loss compared with a $9,000 loss in last year’s three months.  Net earnings for the current period were $18,000, or zero cents per diluted share, compared with $121,000, or 3 cents per diluted share, at this time last year.

Net Sales, Earnings Down for First Half

Consolidated net sales for the first half of fiscal 2004 were $2,197,000, down nearly 10 percent compared with $2,428,000 at this time last year.  Torotel Products’ net sales were $2,062,000, up 3 percent from $2,004,000 for the year-ago period, due to improvements in military orders.  Electronika’s net sales of $135,000 were down 68 percent from $424,000.

Gross profit decreased $230,000, to $816,000, for the same reasons mentioned above.

Earnings from operations were $154,000, down from $296,000.  Torotel’s investment in Apex Innovations, Inc. resulted in a $68,000 loss compared with a $1,000 profit a year ago.  Net earnings for the current period were $51,000, or 1 cent per diluted share, compared with $262,000, or 5 cents per diluted share, at this time last year.

Near-term Outlook Clouded by Aerospace Market; Military Market Drives Torotel Products

Chief Financial Officer and General Manager H. James Serrone said, “We are disappointed that softness in the airline industry continues to negatively affect Electronika’s performance.  Because a positive change is unlikely in the near term, we now are targeting $4,300,000  in consolidated sales for the year, down from the $4,500,000 goal we expected to reach earlier in the year.

“Torotel Products has performed well in the first half” Serrone explained.  We believe this performance will continue, based on the level of demand anticipated from the military market in the months ahead.  One example of our success to date is the $929,000 order for the potted coil assembly for the Hellfire II missile system that we announced in September.  It’s important to note this will mean higher inventory and receivables in the near term, which will negatively affect cash flow.

“We also are completing our evaluation of the Grandview and Olathe facilities, to determine the most productive and cost-efficient ways to serve Torotel Products’ customers.  We expect to announce the plan of action during our third quarter,” he added.

“We remain excited about the long-term prospects for our investment in Apex, given the inroads this company has made in the homeland security market.  Unfortunately, it will be another year before its efforts result in any significant increase in revenues,” Serrone concluded.

Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components.  Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in military, commercial and industrial electronics.  These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices.  The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all information on our expected financial position, results of operations, cash flows, strategy, budgets and management’s plans and objectives.  These forward-looking statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here.  These risk factors include the impairment of intangible assets, decreased demand for products, delays in developing new products, expected orders that do not occur, loss of key customers, the impact of competition and price erosion as well as supply and manufacturing constraints, and other risks and uncertainties (which are detailed from time to time in Torotel’s Securities and Exchange Commission filings).  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.

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